                                                                                                               XL Capital Ltd
XL House
One Bermudiana Road
P.O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax:     (441) 292-5280

Contact:                David Radulski                                                    Carol A. Parker Trott
Investor Relations                                              Media Relations
(441) 294-7460                                                      (441) 294-7290

XL CAPITAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008 RESULTS

•	P&C combined ratio of 89.4% for the quarter and 95.7% for the year

•	Book value per ordinary share was $15.46 at December 31, 2008

•	Net loss for the quarter of $4.36 per ordinary share largely driven by non-cash goodwill impairment and voluntary investment portfolio restructuring charges

•	Operating income [1] for the quarter of $0.58 per ordinary share

•	Hurricanes Ike and Gustav estimates within previously announced range

•	Reduction of quarterly dividend to $0.10 per ordinary share and declaration of such dividend

HAMILTON, BERMUDA, February 10, 2009 -- XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today reported fourth quarter and full year 2008 results.

1

Defined as net income excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax for the Company and its share of these items for Syncora Holdings Ltd. (“Syncora”) and the Company’s insurance company affiliates and charges in respect of guarantees relating to subsidiaries of Syncora, herein referred to as “operating income”.  “Operating income” is a non-GAAP measure.  See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating income” to net income available to ordinary shareholders.

Chief Executive Officer, Mr. Michael S. McGavick, commenting on the results said, “No one is happier to see 2008 behind us or more excited to have 2009 before us than we are at XL.   2008 has been the toughest year in XL’s history; albeit one in which we have put a number of issues behind us and emerged on a solid footing.  Not only did we deal with the SCA overhang, we took major steps to de-risk our investment portfolio and simplify our balance sheet.  The $400 million investment portfolio restructuring charge we have chosen to take in the fourth quarter of 2008 allows us to accelerate our de-risking activities through selective and targeted sales, thereby lowering our exposure to credit market volatility.  Our non-cash goodwill charge of $990 million removes another distraction, while having no impact on our rating agency or regulatory capital or tangible book value and leaves our balance sheet strong and easily understood.  We also made dramatic improvements to our risk management capabilities in 2008.”

“Not only are we happy to say 'goodbye' to 2008, we are excited at the prospects for 2009.  We have ample capital for our ratings, we have market leading talent and as evidenced by our January 1 renewals, a quality book of business.  We have completed one cost reduction initiative on time and on budget and have identified further ways to deliver cost effective support to our underwriters that we will implement in 2009.  Even at what we expect to be the lowest point of the insurance cycle we expect to report an ROE in the low to mid teens for 2009.  We have reached this position by maintaining our steadfast commitment to disciplined underwriting and by reducing uncertainty in many elements of our business.  We are becoming again an XL with the simple and defining mission of being a global provider of specialty property and casualty insurance and reinsurance through superior, technical underwriting.”

2008 Fourth Quarter and Full Year Highlights

The net loss for the quarter ended December 31, 2008 was $1.43 billion, or $4.36 per ordinary share, compared with a net loss of $1.22 billion, or $6.88 per ordinary share, for the quarter ended December 31, 2007.

Operating Income for the quarter ended December 31, 2008 was $189.5 million, or $0.58 per ordinary share, compared with $98.0 million, or $0.55 per ordinary share, for the quarter ended December 31, 2007.  Return on Ordinary Shareholders’ Equity, based on Operating Income, was 12.4% for the quarter and 12.0% for the full year.

Net loss for the quarter ended December 31, 2008 was largely driven by a $990 million non-cash charge for the partial impairment of goodwill and other than temporary impairments of $608.5 million, which includes an investment portfolio restructuring charge of $400.0 million.  The net loss for the quarter ended December 31, 2007 included $416.3 million for other than temporary impairments primarily related to deterioration in structured credit assets.  Also included in the quarter ended December 31, 2008 were $214.2 million of net losses from investment fund affiliates, in line with the Company’s pre-announcement in December 2008, compared to net income of $70.6 million in the quarter ended December 31, 2007.  The net loss for the quarter ended December 31, 2007 included charges of $1.05 billion related to the Company’s investment in, and certain reinsurance and other agreements with, Syncora.

For the twelve months ended December 31, 2008, the net loss was $2.63 billion, or $11.02 per ordinary share, compared with net income of $206.4 million, or $1.15 per ordinary share, for the twelve months ended December 31, 2007.

Operating Income for the twelve months ended December 31, 2008, was $840.3 million, or $3.51 per ordinary share, as compared with $1.73 billion, or $9.61 per ordinary share, for the twelve months ended December 31, 2007.

Return on ordinary shareholders' equity, based on Operating Income was 12.0% and 18.6% for the twelve months ended December 31, 2008 and 2007, respectively.

P&C Operations

P&C Operations gross premiums written for the quarter ended December 31, 2008 included $1,077.8 million from the Insurance segment and $104.5 million from the Reinsurance segment compared with $1,267.6 million and $138.0 million, respectively, in the fourth quarter of 2007.  The loss ratio for the fourth quarter of 2008 was 58.0% with a combined ratio of 89.4% as compared to 62.0% and 93.3%, respectively, in the fourth quarter of 2007.  The results for the current quarter benefited from favorable prior year development of $268.3 million as compared with favorable prior year development of $92.6 million in the fourth quarter of 2007.

Further details of the performance of the operating segments for the quarter are set forth below and a summary for the full year is included in the attached tables.

Commenting on the results of the P&C Operations for the quarter Mr. McGavick said, “We continued to have strong underwriting performances from both our insurance and reinsurance segments. Our combined ratio of 89.4% for the quarter is 4 points better than the fourth quarter of 2007 and is a testament to our excellent underwriting over a number of years.  We understand the risks we write and notably our revised estimates for Hurricanes Ike and Gustav are at the mid-point of our original range.

Life Operations & Other Financial Lines

The Life Operations and Other Financial Lines segments contributed $27.1 million and $0.5 million, respectively, in the fourth quarter of 2008, compared with contributions of $4.0 million and $15.7 million, respectively, in the fourth quarter of 2007.  The fourth quarter 2007 contribution from the Life Operations segment included a $25.4 million increase in policy benefit reserves with respect to certain novated blocks of US-based term-life mortality reinsurance business.

Mr. McGavick said, “During the fourth quarter of 2008, we sold the renewal rights for our Life, Accident and Health business, which is a small block, and we continue to explore various strategic options for the annuity book, the mortality and critical illness book and for our U.S. life company.”

Investments and Other Operations

Net investment income was $393.1 million for the quarter as compared to $560.5 million in the fourth quarter of 2007.  The decrease in net investment income was driven by a decrease in net investment income from both the Company’s P&C and Other Financial Lines Operations.

The net investment income from P&C operations, excluding investment income from structured products, was $275.6 million for the quarter as compared to $326.8 million in the fourth quarter of 2007.  Net investment income from P&C structured products in the fourth quarter of 2008 was $24.1 million as compared to $33.0 million in the fourth quarter of 2007.  Both reductions were caused principally by declines in prevailing U.S. interest rates, along with higher allocations to lower yielding US Treasuries, Agencies and cash.

The net investment income from the Other Financial Lines segment was $8.2 million for the fourth quarter of 2008 compared to $99.2 million for the fourth quarter of 2007.  The decrease of $91.1 million results from the redemption of $4 billion of Guaranteed Investment Contracts and $1.2 billion of maturing funding agreements during the year.  There was a corresponding decrease in the interest expense related to these contracts.

For the life operations segment, investment income was $85.2 million in the fourth quarter of 2008 as compared to $101.4 million in the fourth quarter of 2007.  This movement was caused largely by foreign exchange movements arising from the stronger US Dollar against Sterling in particular.

Total net realized losses on investments were $568.9 million for the fourth quarter of 2008 as compared to $470.6 million in the fourth quarter of 2007.  The loss for the fourth quarter of 2008 included realized gains on securities sales of $39.6 million and other than temporary impairments of $608.5 million which included the investment portfolio restructuring charge of $400 million.  The realized loss in the fourth quarter of 2007 comprised other than temporary impairments of $416.3 million and realized losses on securities sales of $54.3 million.

The fourth quarter of 2008 includes $214.2 million of net losses from investment fund affiliates, compared to net income of $70.6 million in the quarter ended December 31, 2007.  The principal driver was a negative quarterly return of 12.5% on the Company’s alternative portfolio which was due to the extremely difficult market conditions for hedge funds in September, October and November.

Net loss from operating affiliates, was $5.6 million as compared to a loss of $1.20 billion in the fourth quarter of 2007.  The net loss from operating affiliates in 2007 included a charge of $1.05 billion related to the Company’s investment in, and certain reinsurance and other agreements with, Syncora.

The quarter ended December 31, 2008 included a foreign exchange gain of $120.7 million as compared with a gain of $39.7 million in the prior year quarter.  Both gains were driven primarily by the increase in the value of the US Dollar against most European currencies.   The overall impact of foreign exchange fluctuations in the quarter was a reduction of $196.6 million in the Company’s capital.

Operating expenses for the quarter were $280.4 million compared with $287.3 million in the fourth quarter of 2007.  The decrease is due primarily to changes in foreign exchange rates, offset in part by the inclusion of $8.7 million of expenses related to the actions taken last quarter to reduce the expense base of the Company going forward.

Mr. McGavick said, “We have completed the initiatives announced in July 2008 to reduce costs.  We are on track to deliver the savings targeted and the costs of this exercise are within our initial estimates.”

“However, the ground has shifted in the past six months for the insurance industry, the global economy, and XL.  We must recognize these changes and adjust.  We will focus on our businesses that deliver the best return on capital.  As a result, we do expect a meaningful reduction in gross written premium for 2009 as we reduce those activities that do not meet our hurdle rates and in response to effects we have seen in a few long-tail lines as a result of our new S&P rating.  Therefore, we will look to trim approximately 10% of our current global workforce this year to streamline operations to best position XL to compete effectively.  The job eliminations will be primarily focused on the corporate and functional areas.  But efficiency means more than just job eliminations.  We have also revisited other expenses and investments as we emphasize simplicity in our operations and processes.  These actions are expected to cost approximately $60-80 million and will lead to a reduction in the underlying expense base of $100-$120 million a year for 2010 onwards.”

Capital Position

At December 31, 2008, book value per ordinary share was $15.46, as compared to $21.65 as of September 30, 2008.  This decline of $2.0 billion or $6.19 per ordinary share was due primarily to the goodwill impairment charge of $990 million or $2.99 per ordinary share, and a reduction in the value of the Company’s investment portfolio, after tax, of $858.7 million or $2.60 per ordinary share.  The decrease in the value of the Company’s investment portfolio was primarily due to a continued widening of credit spreads on both corporate and structured credit investments in the extremely difficult capital market conditions again during the fourth quarter.

The Company’s investment portfolio was $34.3 billion as of December 31, 2008, of which $31.9 billion was held in fixed income securities with an average credit quality of AA, including approximately $17.2 billion in AAA securities.  75% of the portfolio was in either AAA or AA rated securities.

Mr. McGavick said, “We are continuing to de-risk the investment portfolio and the restructuring charge that we have chosen to take this quarter is an important step in this exercise.”

“The non-cash charge against goodwill, primarily related to the Mid-Ocean acquisition in 1998 that provided the platform for our property catastrophe reinsurance operations, has removed any distractions that item may have caused, and combined with other efforts has simplified our balance sheet.  This business is strong, we remain committed to it and I fully expect it to deliver strong ROEs going forward, as it has in the past.  However, the fall in share prices in the fourth quarter and the increased cost of capital mean that we no longer feel it appropriate to carry the goodwill at previous levels.  It’s important to note that this non-cash charge has no impact on rating agency or regulatory capital or tangible book value.”

“Our tangible book value per ordinary share was $12.88 at the end of December 2008 compared to $16.15 at the end of September 2008.  It’s worth mentioning that our tangible book value will increase by approximately $1.75 per ordinary share as a result of the scheduled conversion of our Equity Security Units on February 17, 2009.”

“XL is financially and operationally positioned to deliver for its customers as an independent company, and that’s our exclusive focus.  All indications from the rating agencies lead us to believe we have ample capital for our ratings.”

2009 Actions

Dividend Reduction and Declaration of Dividend

The Company also announced that XL’s Board of Directors has approved a reduction in the quarterly dividend payable on the Company’s Class A Ordinary Shares to $0.10 per ordinary share.  In line with that reduction, the Board of Directors declared a quarterly dividend of $0.10 per ordinary share payable on March 31, 2009 to ordinary shareholders of record as of March 13, 2009.

Mr. McGavick said, “The reduction in our dividend brings our prospective yield much more in line with where we expect industry yields to be in 2009.  Despite the difficulties of 2008, we enter 2009 toughened by having had to compete in these challenging circumstances.  Our January renewals came out well and I am heartened by the confidence shown in us by our customers, our employees and by the rating agencies.  The expense initiatives noted above will only make us more efficient and we believe we are well-positioned to capitalize on the market turn, and remain committed to providing value to our clients and our shareholders.”

Segment Highlights – Fourth Quarter and Full Year 2008 versus 2007

Insurance

Mr. McGavick commenting on the Insurance Segment results said, “Despite considerable challenges, XL Insurance delivered, by and large, retentions at historical levels; 83% for 2008 versus 2007’s exceptional 86%, while at the same time pushing rate.  Our January 2009 renewals, led by excellent European retentions across all lines, are turning out to be in the same range as 2008.  We’ve done all this and showed our pricing power, demonstrating the strength of our franchise.”

Gross and net premiums written decreased by 15.0% and 13.9%, respectively, during the three months ended December 31, 2008 compared with the three months ended December 31, 2007.  For the year ended December 31, 2008, gross and net written premiums decreased 2.3% and 4.8% to $5.3 billion and $4.0 billion, respectively.  Gross premiums written in the fourth quarter decreased primarily due to competitive market conditions impacting pricing across most lines of business, lower levels of long term agreements and changes in foreign exchange rates. This was partially offset by new business.  Net premiums written decreased primarily as a result of the factors noted above affecting gross premiums written.

Net premiums earned decreased by 7.2% in the three months ended December 31, 2008 compared with the three months ended December 31, 2007.  For the year ended December 31, 2008, net premiums earned decreased 2.9%.  The decrease was mainly due to lower net premiums written in prior periods.

The loss ratio was 60.7% and the combined ratio was 94.4% in the fourth quarter of 2008 compared to 65.3% and 98.4%, respectively, in the fourth quarter of 2007. The full year 2008 loss ratio was 68.4% and the combined ratio was 98.4% compared to 63.0% and 91.4% for the same period in 2007.  The 2008 fourth quarter and full year results included favorable prior year development of $183.4 million (or 19.8 loss ratio points) and $305.5 million (or 7.6 loss ratio points), respectively, as compared to $33.5 million (or 3.3 loss ratio points) and $158.1 million (or 3.9 loss ratio points), respectively, in the fourth quarter and full year of 2007.  The fourth quarter and full year of 2008 favorable prior year development included $80.8 million related to an agreement with AXA Insurance Ltd (formerly Winterthur Swiss Insurance Company).  The Agreement releases the funds from the collateralized escrow arrangement that was put in place in June 2006, as described in the Company's Form 8-K filed on June 8, 2006, and releases both parties from all further obligations under such agreement.  Also included in the fourth quarter of 2008, was the favorable impact of $23.8 million related to current year natural catastrophe losses, primarily Hurricane Ike.  The full year 2008 included losses of $138.0 million related to current year natural catastrophe losses as compared to $37.0 million during the full year of 2007.  Excluding the impact of prior year development and natural catastrophes, the loss ratio was 82.7% and 72.5%, respectively, in the fourth quarter and full year of 2008 as compared with 68.6% and 66.0%, respectively, in the fourth quarter and full year of 2007. The increase was due primarily to a higher level of large property risk losses impacting the current quarter and full year loss ratios, the impact of higher loss ratios in professional lines due to subprime and the related credit crisis, and higher loss ratios in certain specialty lines.  Additionally, there was a one time adjustment that impacted the loss ratio for the quarter by approximately 2 points, reflecting revisions to earning patterns for certain contracts.

Reinsurance

Mr. McGavick commenting on the Reinsurance Segment results said, “XL Re achieved excellent results in 2008, evidenced by a combined ratio of 79.6% in the quarter and 90.4% for the full year.  In the January 2009 renewal, we lost only 11% of our renewable premium to security decisions made by clients following rating agency actions.  Overall premium written at January 1, 2009 was also impacted due to selective cancellations by us and to industry wide trends, such as increased retentions by clients.  XL Re remains a lead reinsurer in its chosen markets and continues to retain its key people.  Of the 75 staff who have underwriting authority in the Reinsurance Segment, only three have left which, I believe, leaves us well placed to capitalize on the attractive market conditions ahead.”

Gross and net premiums written during the three months ended December 31, 2008 decreased by 24.3% and 10.9%, respectively, as compared to the fourth quarter in 2007. For the year ended December 31, 2008, gross and net written premiums decreased 15.1% and 16.9% to $2.3 billion and $1.8 billion, respectively. The decrease in gross premium written is due principally to the commutation of a large structured reinsurance contract in the fourth quarter resulting in a $35 million reduction in written premium, selective treaty cancellations, increased retentions by clients and competitive market conditions affecting rates across most lines, partially offset by a fourth quarter 2008 positive premium adjustment of $23.7 million related to certain agricultural contracts.

Net premiums earned in the fourth quarter of 2008 decreased by 18.9% as compared to the fourth quarter of 2007.  For the year ended December 31, 2008, net premiums earned decreased 13.4%. This decrease was a reflection of the overall reduction of net premiums written over the last 24 months including the purchase of additional catastrophe loss protection in the second quarter of 2008, partially offset by $40.2 million of earned premium related to the premium adjustments on the agricultural contracts noted above.

The loss ratio was 52.6% and the combined ratio was 79.6% in the three months ended December 31, 2008 compared to 56.4% and 84.7%, respectively, in the fourth quarter of 2007.  The full year 2008 loss ratio was 61.7% and the combined ratio was 90.4% compared to 54.1% and 84.0% for the same period in 2007.  The 2008 fourth quarter and full year results included favorable prior year development of $84.9 million (or 17.9 loss ratio points) and $305.2 million (or 15.3 loss ratio points), respectively.  The fourth quarter and full year 2008 results also included the adverse impact of $31.1 million and $251.0 million, respectively, from current year natural catastrophe losses.  The fourth quarter and full year of 2007 included $59.1 million (or 10.1 loss ratio points) and $267.3 million (or 11.6 loss ratio points), respectively, of favorable prior year development and $16.7 million and $102.4 million, respectively, from natural catastrophe loss activity.  Excluding the impact of prior year development and natural catastrophe losses, the loss ratio was 64.4% and 65.0%, respectively, in the fourth quarter and full year of 2008 as compared to 63.6% and 61.4% in the fourth quarter and full year of 2007, respectively.

Life Operations

Gross written premiums for the Life operations segment was $138.6 million during the three months ended December 31, 2008 as compared to $154.3 million in the three months ended December 31, 2007.  Gross written premiums for the Life operations was $690.9 million during the twelve months ended December 31, 2008 as compared to $743.2 million for the same period in 2007.  The decrease was due primarily to foreign exchange rate movements, partially offset by higher premiums on the regular premium portfolio as well as growth in U.S. business.  The contribution for the fourth quarter and full year 2008 was $27.1 million and $120.2 million, respectively, as compared to $4.0 million and $78.7 million in the fourth quarter and full year 2007.  The increase was driven principally by an increase in business written and foreign exchange gains, partially offset by lower net investment income.  In addition, the fourth quarter of 2007 included a $25.4 million increase in policy benefit reserves with respect to certain novated blocks of U.S.-based term-life mortality reinsurance business.

Other Financial Lines

The Other Financial Lines segment recorded a contribution of $0.5 million during the three months ended December 31, 2008 as compared to a contribution of $15.7 million in the prior year quarter.  For the twelve months ended December 31, 2008 the contribution from the Other Financial Lines segment was $18.1 million as compared to $48.1 million.  The lower income in the quarter arose from lower underlying balances as a result of the redemption of $4 billion of Guaranteed Investment Contracts and $1.2 billion of funding agreements during the year and was partially offset by reduced operating expenses.

#    #    #

The Company will host a conference call to discuss its Fourth Quarter and Year end 2008 results on Wednesday, February 11, 2009 at 9.00 a.m. Eastern time.  The conference call can be accessed through a listen-only dial in number or though a live web cast.  To listen to the conference call, please dial (877) 422-4657 or (706) 679-0474 Conference ID# 79946546. The webcast will be available at the Company’s website located at www.xlcapital.com and will be archived there from approximately 12.00 p.m. Eastern time on February 11, 2009, through midnight Eastern time on March 11,2009.  The Company has also posted its unaudited financial and fixed income portfolio data supplements to its website.  These documents provide additional information on the Company’s fourth quarter and full year 2008 results and on its financial position at December 31, 2008.  A telephone replay of the conference call will also be available beginning at 12.00 p.m. Eastern time on February 11, 2009, until midnight Eastern time on March 4, 2009, by dialing (800) 642-1687 or (706) 645-9291, Conference ID# 79946546.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in ratings, rating agency policies or practices; (b) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) trends in rates for property and casualty insurance and reinsurance; (d) developments, including future volatility, in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments or access to such markets; (e) other changes in general economic conditions, including changes in interest rates, credit spreads, foreign currency exchange rates, inflation and other factors;  (f) the potential for changes to methodologies; estimations and assumptions that underlie the valuation of the Company’s financial instruments that could result in changes to investment valuations; (g) changes to the Company’s assumptions as to whether it has the ability and intent to hold available-for-sale securities to recovery; (h) the outcome of the Company’s review of its life operations; (i) the potential effect of domestic and foreign regulatory developments, including those which could increase XL’s business costs and required capital levels; (j) the ability of XL’s subsidiaries to pay dividends to the Company;  (k)  changes in the size of XL’s claims relating to natural catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date and (l) the other factors set forth in XL’s reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management’s response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

	Three Months Ended		Twelve Months Ended
Income Statement Data:	December 31		December 31
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007
Revenues:
Gross premiums written :
- P&C operations	$1,182,291	$1,405,544	$7,569,391	$8,097,760
- Life operations	138,558	154,290	690,915	743,220
- Financial operations	-	-	-	156,983

Net premiums written :
- P&C operations	984,359	1,139,062	5,738,293	6,297,720
- Life operations	128,957	141,915	649,844	698,693
- Financial operations	-	-	-	130,445

Net premiums earned :
- P&C operations	1,403,661	1,586,464	5,990,251	6,418,627
- Life operations	147,726	166,961	649,851	701,047
- Financial operations	-	-	-	85,682
Net investment income	393,115	560,513	1,768,977	2,248,807
Net realized (losses) on investments	(568,940)	(470,648)	(962,054)	(603,268)
Net realized and unrealized (losses) on derivative instruments	(67,720)	(14,218)	(73,368)	(55,451)
Net (loss) income from investment affiliates	(214,174)	70,593	(277,696)	326,007
Fee and other income	11,939	2,632	52,158	14,271
Total revenues	$1,105,607	$1,902,297	$7,148,119	$9,135,722
Expenses:
Net losses and loss expenses incurred	$813,855	$983,704	$3,962,898	$3,841,003
Claims and policy benefits	163,119	225,775	769,004	888,658
Acquisition costs	215,047	252,664	944,460	1,063,713
Operating expenses	280,380	287,315	1,161,934	1,144,910
Exchange (gains)	(120,668)	(39,699)	(184,454)	(19,734)
Interest expense	84,247	163,401	374,327	621,905
Impairment of goodwill	989,971	-	989,971	-
Amortization of intangible assets	742	420	2,968	1,680
Total expenses	$2,426,693	$1,873,580	$8,021,108	$7,542,135

Net (loss) income before minority interest, income tax
and net income from operating affiliates	$(1,321,086)	$28,717	$(872,989)	$1,593,587

Minority interest in net income of subsidiary	-	(66)	-	23,928
Income tax	92,828	41,164	222,578	233,922
Net loss from operating affiliates	5,599	1,200,488	1,458,246	1,059,848

Net (loss) income	$(1,419,513)	$(1,212,869)	$(2,553,813)	$275,889
Preference share dividends	(13,645)	(2,984)	(78,645)	(69,514)
Net (loss) income available to ordinary shareholders	$(1,433,158)	$(1,215,853)	$(2,632,458)	$206,375

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(Shares in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
Income Statement Data (continued) :	December 31		December 31
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007

Weighted average number of ordinary shares and ordinary share equivalents :
Basic	328,806	176,802	238,862	178,500
Diluted (Note 2)	329,502	177,467	244,407	179,693

Per Share Data (Note 1):
Net income (loss) available to ordinary shareholders	$(4.36)	$(6.88)	$(11.02)	$1.15

Ratios – P&C operations :
Loss ratio	58.0%	62.0%	66.2%	59.8%
Expense ratio	31.4%	31.3%	29.6%	28.9%

Combined ratio	89.4%	93.3%	95.7%	88.7%

Note 1: Average stock options outstanding have been excluded where anti- dilutive to earnings per share. Consequently where there is a net loss, basic weighted average ordinary shares outstanding are used to calculate net loss per share.

Note 2: Diluted weighted average ordinary shares outstanding for the full year end December 31, 2008 include the impact of the Company's 2005 Equity Security units ("ESU") on an "if converted" basis. Operating income (loss) excluding net realized gains and losses per share is adjusted to exclude $16.8 million of ESU interest.

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands, except per share amounts)

Balance Sheet Data (unaudited):	As at	As at
	December 31, 2008	December 31, 2007

Total investments available for sale	$27,464,510	$36,265,803

Cash and cash equivalents	4,353,826	3,880,030

Investments in affiliates	1,552,789	2,611,149

Unpaid losses and loss expenses recoverable	3,997,722	4,697,471

Total assets	45,682,005	57,762,264

Unpaid losses and loss expenses	21,650,315	23,207,694

Deposit liabilities	2,710,987	7,920,085

Future policy benefit reserves	5,452,865	6,772,042

Unearned premiums	4,217,931	4,681,989

Notes payable and debt	3,189,734	2,868,731

Total shareholders’ equity	6,615,233	9,948,142

Fully diluted book value per ordinary share	$15.46	$50.29

Basic book value per ordinary share	$15.46	$50.30

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) available to ordinary shareholders to operating income (loss) (Note 1) and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)) to average ordinary shareholders’ equity for the three months ended December 31, 2008 and 2007.

(U.S. dollars in thousands except per share amounts)

	Three Months Ended
	December 31
	(Unaudited)
	2008	2007

Net (loss) available to ordinary shareholders	$(1,433,158)	$(1,215,853)

Net realized losses on investments, net of tax	565,864	436,860

Impairment of goodwill	989,971	-

Net realized and unrealized losses (gains) on investment derivatives, net of tax	68,574	8,177

Net realized and unrealized losses (gains) on credit and structured financial derivatives, net of tax	(43)	491

Reduction in value of investment in Syncora	-	640,694

XL's share of Syncora's net realized and unrealized losses on investments and derivative financial instruments	-	61,754

MTM charge for Syncora facultative agreements	-	17,946
XL's share of Primus' net realized and unrealized losses on investments and derivative financial instruments	-	149,315
Net realized and unrealized (gains) on investments and derivatives of the Company's other insurance company operating affiliates	(1,698)	(1,399)

Operating income (Note 1)	$189,510	$97,985

Per ordinary share results:
Net (loss) available to ordinary shareholders (Note 2)	$(4.36)	$(6.88)

Operating income (Note 1)	$0.58	$0.55

Weighted average ordinary shares outstanding:
Basic	328,806,010	176,802,254
Diluted	329,501,818	177,466,995
Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity	$6,137,888	$9,546,217

Operating income (Note 1)	$189,510	$97,985

Annualized operating income (Note 1)	$758,040	$391,940

Annualized Return on Ordinary Shareholders' Equity - Operating income (Note 1)	12.4%	4.1%

Note 1 : Operating income is defined as net income (loss) available to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax for the Company and its share of these items for Syncora and the Company's other insurance company affiliates and charges in respect of guarantees relating to subsidiaries of Syncora.

Note 2 : Diluted weighted average number of ordinary shares outstanding are used to calculate per share data except where they are anti-dilutive to earnings per share or where there is a net loss.

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) available to ordinary shareholders to operating income (loss) (Note 1) and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)) to estimated average ordinary shareholders’ equity for the twelve months ended December 31, 2008 and 2007.

(U.S. dollars in thousands except per share amounts)

	Twelve Months Ended
	December 31
	(Unaudited)
	2008	2007

Net (loss) income available to ordinary shareholders	$(2,632,458)	$206,375

Net realized losses on investments, net of tax	948,072	555,437
Impairment of goodwill	989,971	-
Net realized and unrealized losses (gains) on investment derivatives, net of tax	85,093	39,785
Net realized and unrealized losses (gains) on credit and structured financial derivatives, net of tax	92	28,892

Reduction in value of investment in Syncora	-	640,694
XL's share of Syncora's Q3 net realized and unrealized losses on investments and derivative financial instruments	-	76,700
MTM charge for SCA facultative agreements	-	17,946
XL's share of Primus' net realized and unrealized losses on investments and derivative financial instruments	-	165,034
Charge in respect of settlement of Syncora liabilities	1,453,786	-
Net realized and unrealized (gains) on investments and derivatives of the Company's other insurance company operating affiliates	(4,209)	(3,745)
Operating income (Note 1)	$840,347	$1,727,118
Per ordinary share results:
Net (loss) available to ordinary shareholders (Note 2)	$(11.02)	$1.15

Operating income (Notes 1, 2, and 3)	$3.51	$9.61

Weighted average ordinary shares outstanding:
Basic	238,861,871	178,500,293
Diluted (Note 3)	244,407,232	179,693,265

Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity	$7,031,688	$9,280,904

Operating income (Note 1)	$840,347	$1,727,118
Annualized Return on Ordinary Shareholders' Equity - Operating income (Note 1)	12.0%	18.6%

Note 1 : Operating income is defined as net income (loss) available to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax for the Company and its share of these items for Syncora and the Company's other insurance company affiliates and charges in respect of guarantees relating to subsidiaries of Syncora.

Note 2. Diluted weighted average ordinary shares outstanding are used to calculate per share data except where they are anti-dilutive to earnings per share or where there is a net loss.
Note 3. Diluted weighted average ordinary shares outstanding for the full year end December 31, 2008 include the impact of the Company's 2005 Equity Security units ("ESU") on an "if converted" basis. Operating income per share is adjusted to exclude $16.8 million of ESU interest.

Comment on Regulation G

This press release contains the presentation of (i) operating income (loss), which is defined as net income (loss) excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for Syncora and the Company’s other insurance company affiliates for the periods presented and charges in respect of guarantees relating to subsidiaries of Syncora, and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)) to average ordinary shareholders’ equity.  These items are “non-GAAP financial measures” as defined in Regulation G.  The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance.  This presentation includes the use of ‘operating income (loss)’. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations and those of Syncora and the Company’s other insurance company operating affiliates, the determination to realize capital gains (or losses) is independent of the underwriting process.  In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization.  In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely opportunistic and are a function of economic and interest rate conditions.

In addition, with respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

Charges in respect of guarantees issued by XL Insurance (Bermuda) Ltd, in respect of subsidiaries of Syncora, are excluded as these contracts were capital in nature and outside the scope of the Company’s underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder’s equity (“ROE”) excluding net realized gains and losses on investments, goodwill impairment charges and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax, for the Company and its share of these items for Syncora and the Company’s other insurance company operating affiliates (the “Exclusions”), is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target ROEs (minus the Exclusions) for its total operations, segments and lines of business. If the Company’s ROE (minus the Exclusions) return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, the Company’s compensation of its senior officers is dependant upon, among other things, the achievement of the Company’s performance goals to enhance shareholder value which include ROE (minus the Exclusions).